RIVER ROCK ENTERTAINMENT AUTHORITY ANNOUNCES THE
ELECTION OF DIRECTORS

Geyserville, CA. November 26, 2004 – The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today announced the results of the bi-annual election of the Board of Directors of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (the “Tribe”). The Authority is governed by a five-member Board of Directors consisting of the same five members as those elected to the Tribe’s Board by the voting membership of the Tribe. The election is open to the approximately 490 voting members of the Tribe. Over 70% of the eligible members of the Tribe voted.

Harvey Hopkins is the newly elected Chairman of the Tribe and thus will serve as Chairman of the Board of Directors of the Authority. Betty Arterberry was re-elected as Vice Chairperson of the Tribe. Ms. Arterberry has served on the Tribe’s Board since 1996. Margie Rojes was re-elected Secretary – Treasurer of the Tribe. Ms. Rojes has served on the Tribe’s Board since 1994. Augusto Pina and Bruce Smith are newly elected at-large Directors of the Tribe.

Mr. Hopkins has been a licensed excavating contractor and business owner for the past twenty-five years. Mr. Hopkins currently owns and manages AIM, Inc, a trucking business and HG Hopkins, an excavating business. Mr. Hopkins has been an active member of Tribe and has closely followed the Tribe’s interests including the development of the River Rock Casino. Mr. Hopkins grew up and was educated in Santa Rosa.

Mr. Pina is currently vice president of the Santa Rosa office of Bank of the West. Prior to joining Bank of the West in 1992, Mr. Pina served in various managerial positions at Crocker Bank and Bank of America. Mr. Pina was honorably discharged from the US Navy in 1964. Except for his service to the US Navy, Mr. Pina has lived in Sonoma County his entire life. He has been a member of Rotary International, Cotati Planning Commissioner, Cotati Chamber President, former board member of KRCB channel 22 and a former member of the Petaluma Boys & Girls Club.

Mr. Smith has been employed in the automotive and electronics industries for the last thirty years. Mr. Smith was born and raised and has lived in Sonoma County his entire life.

“I’d like to welcome Mr. Hopkins, Mr. Pina and Mr. Smith to the Authority’s Board,” said Douglas Searle, CEO of the River Rock Entertainment Authority. “The entire management team at the Authority looks forward to continuing to work with the Tribal leadership and our Board to develop a world class gaming resort that we can all be proud of.”

River Rock Entertainment Authority

We are a governmental instrumentality of the Tribe. The Tribe has approximately 800 enrolled members and an approximately 75-acre reservation in Sonoma County, California. We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco. River Rock Casino features 35,500 square feet of gaming space containing 1,600 slot and video poker machines, as well as two full-service restaurants.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all). You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.

Whether actual results will conform to our expectations and predictions is subject to a number or risks and uncertainties, including:

•	Disruptions caused by the construction activities for the parking structures and related infrastructure improvements
•	Our financial performance
•	Our dependence on a single gaming site
•	Our levels of leverage and ability to meet our debt service and other obligations
•	General local, domestic and global economic conditions
•	Changes in federal or state tax laws or regulations, including the Compact
•	Maintenance of licenses required under gaming laws and regulations and construction permits and approvals required under applicable laws and regulations; and
•	Development of new competitive gaming properties.

Contact:

Douglas Searle, Chief Executive Officer
River Rock Entertainment Authority
(707) 857-2702